FTE Networks Announces $3 Million Funding Agreement

NAPLES, FL - FTE Networks, Inc. (PINKSHEETS: FTNW), a premier provider of fiber and wireless infrastructure services in the telecommunications vertical, today announced that on May 12, 2014, it entered into a $3 million dollar Factoring Agreement with AmeriFactors Financial Group, LLC.

The funds available under the Factoring Agreement will be used to replace FTE’s previous ABL Facility dated December 3, 2012. Additionally, the Factoring Agreement significantly increases the Company's borrowing availability as compared to its previous ABL Facility.

“We are extremely excited to be partnering with AmeriFactors Financial Group, which is a major step in ramping up our ability to fund our Company’s strategic growth plans,” said Michael Palleschi, FTE’s Chief Executive Officer. “Securing this facility provides us with additional liquidity as we continue to execute on our business strategy. Completion of this agreement is an important step for us as we advance other key initiatives related to the completion of audits and filings, and look forward to completing this process while focusing ourselves to the long-term growth of the Company and creating shareholder value.”

About FTE Networks, Inc.
FTE Networks is a vertically integrated company with an international footprint. Since its inception, FTE Networks has steadily advanced its management, operational and technical capabilities to become a leading provider of services to the telecommunications and wireless sector with a focus on turnkey solutions. FTE Networks provides a comprehensive array of services centered on quality, efficiency and customer service.

Forward Looking Statements
This release may contain forward-looking statements relating to the business of FTNW. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on FTNW's current expectations and beliefs concerning future developments and their potential effects on FTNW. There is no assurance that future developments affecting FTNW will be those anticipated by FTNW. FTNW undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.